NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, September 22, 2011

POINT.360 ANNOUNCES FOURTH QUARTER AND FISCAL 2011 RESULTS
•	The Company reports positive cash flow for the third consecutive quarter

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30, 2011, including its third consecutive quarter of positive cash flow.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “For the third consecutive fiscal quarter, the Company generated positive cash flow as measured by earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDAN).  EBITDAN for the full fiscal year was $2.6 million compared to a negative $2.1 million in the preceding fiscal year.”

Mr. Bagerdjian continued:  “During fiscal 2011, we secured financing, expanded our file-based service offering, and reconfigured our production space to reduce costs and focus on our customers’ changing needs.  Our industry is moving rapidly to file-based work flows.  We will continue to focus on these initiatives in fiscal 2012 to improve revenues and cash flow.”

Revenues

Revenue for the quarter ended June 30, 2011 totaled $8.6 million compared to $10.6 million in the same quarter last year.  The decline was due to approximately $0.2 million lower Media Center storage revenues resulting from a lawsuit settlement, $0.3 million due to the closing of our New York facility; $0.5 million due to the consolidation of our Highland facility into our West Los Angeles location and an unusual concentration of file delivery revenues in the prior year’s quarter.

Revenues for the twelve months ended June 30, 2011 were $35.2 compared to $39.7 million last year.  While revenues at Media Center, New York and West Los Angeles were lower by $5.4 million, revenues at our other facilities increased $0.9 million.

Gross Margin

Overall gross margins were 32% and 31% of sales in the current fourth quarter and twelve month periods, respectively, when compared to 33% and 28%, respectively, last year.

Selling, General and Administrative and Other Expenses

For the fourth quarter of fiscal 2011, SG&A expenses were $3.0 million, or 35% of sales, compared to $5.1 million, or 49% of sales, in the fourth quarter of last year.  For the twelve months ended June 30, 2011, SG&A expenses were $13.2 million (38% of sales) compared to $16.0 million (40% of sales) last year.  During the quarter and year ended June 30, 2010, the Company incurred $2.0 million and $2.2 million, respectively, of expenses associated with the prosecution, defense and settlement of legal actions.  SG&A personnel costs have been reduced $0.5 million and $1.3 million in the current three and twelve month periods, respectively, when compared to the prior year periods.

Research and development costs associated with Movie>Q and other projects were $0.0 and $0.3 million in the three month periods ended June 30, 2011 and 2010, respectively. For the twelve-month periods ended June 30, 2011 and 2010, R&D expenses were $0.4 million and $1.1 million, respectively.

During fiscal 2011, the Company decided not to use a portion of the originally-acquired Movie>Q assets, specifically those related to kiosk (vending) machines, in the Movie>Q project.  In the twelve month period ended June 30, 2011, the Company recorded a related $684,000 non-cash impairment charge.

Interest expense was $0.2 million and $0.3 million for the three month periods ended June 30, 2011 and 2010.  For the twelve month periods, interest expense was $0.9 million and $0.9 million, respectively.  In the current twelve-month period, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income represents principally sublease income and $1.0 million (in the twelve months ended June 30, 2011) from the settlement of a claim.

Operating (Loss)

Operating loss was $0.3 million and $3.4 million in the fourth quarter and twelve months of fiscal 2011 compared to losses of $2.8 million and $6.6 million in the prior year’s periods.

Net (Loss)

For the fourth quarter of fiscal 2011, the Company reported a net loss of $0.4 million ($0.04 per share) compared to a net loss of $2.9 million ($0.27 per share) in the same period last year.  For the twelve months of fiscal 2011, the Company’s loss was $2.8 million ($0.26 per share) compared to a loss of $7.0 million ($0.67 per share) in the prior year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Net income (loss)	$(2,852,000)	$(420,000)	$(6,957,000)	$(2,811,000)
Interest (net)	269,000	247,000	927,000	804,000
Income taxes	--	--	--	--
Depreciation & amortization	907,000	833,000	3,598,000	3,578,000
Other non-cash charges:
Bad debt expense	12,000	10,000	42,000	46,000
Stock based compensation	73,000	85,000	261,000	317,000
Impairment charges	--	--	--	684,000

EBITDAN	$(1,591,000)	$755,000	$(2,129,000)	$2,618,000

In the year ended June 30, 2011, the Company recognized $1 million of income from the settlement of a claim.  Excluding the claim income, EBITDAN for the twelve month period ended June 30, 2011 was $1,537,000.

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and twelve month periods ended June 30, 2010 and 2011:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2011	2010	2011

Revenues	$10,551,000	$8,622,000	$39,735,000	$35,222,000
Cost of services sold	(7,106,000)	(5,858,000)	(28,461,000)	(24,343,000)

Gross profit	3,445,000	2,764,000	11,274,000	10,879,000
Selling, general and administrative expense	(5,135,000)	(3,015,000)	(15,981,000)	(13,197,000)
Restructuring costs	(745,000)	-	(745,000)	-
Research and development expense	(344,000)	-	(1,115,000)	(352,000)
Impairment charge	-	-	-	(684,000)

Operating (loss)	(2,779,000)	(251,000)	(6,567,000)	(3,354,000)
Interest expense	(270,000)	(247,000)	(937,000)	(857,000)
Interest income	1,000	-	10,000	53,000
Other income	196,000	78,000	537,000	1,347,000

Loss before income taxes	(2,852,000)	(420,000)	(6,957,000)	(2,811,000)
Provision for income taxes	-	-	-	-
Net loss	$(2,852,000)	$(420,000)	$(6,957,000)	$(2,811,000)

Loss per share:
Basic:
Net loss	$(0.27)	$(0.04)	$(0.67)	$(0.26)
Weighted average number of shares	10,495,989	10,529,650	10,404,992	10,646,728
Diluted:
Net loss	$(0.27)	$(0.04)	$(0.67)	$(0.26)
Weighted average number of shares including the dilutive effect of stock options	10,495,989	10,529,650	10,404,992	10,646,728

Selected Balance Sheet Statistics (unaudited)*
	June 30 2010	June 30, 2011
Working Capital	$2,445,000	$2,885,000
Property and equipment, net	20,157,000	17,153,000
Total assets	31,144,000	25,395,000
Current portion of long term debt	1,197,000	1,709,000
Long-term debt, net of current portion	9,646,000	9,711,000
Shareholder’s equity	11,830,000	9,489,000

*   The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide additional useful analytical information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers,  corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.  The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores.  See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding  (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii)  planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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